EXHIBIT 23.02



Consent of Independent Public Accountants


INDEPENDENT AUDITOR's CONSENT

We hereby consent to the incorporation of our report dated January 18, 2002 in this Registration Statement on Form SB-2 of Medstretch Inc. (formerly Dynamic Reality, Inc,).

We also consent to the references to us under the heading "Experts" in such document.



/s/ Malone & Bailey, PLLC

Houston, Texas.
www.malone-bailey.com

May 10, 2002